Exhibit 10.10

NILE THERAPEUTICS, INC.

63 Bovet Road, Suite 421

San Mateo, CA 94402

November , 2013

Hand Delivered

Personal and Confidential

Darlene Horton, M.D.

850 De Haro Street

San Francisco, CA 94107

Re: Separation Agreement and Release

Dear Darlene:

As we have discussed with you, your employment with Nile Therapeutics, Inc. (the "Company") will end effective upon the closing of the transactions contemplated by the Agreement and Plan of Merger and Reorganization dated July 7, 2013, as amended (the "Merger Agreement"), among the Company, Capricor, Inc. and Bovet Merger Corp.

The purpose of this Separation Agreement and Release letter ("Agreement") is to set forth the severance pay and benefits to which you are entitled under that letter agreement between you and the Company dated August 3, 2012, as amended from time to time (your "Employment Agreement"), in exchange for your agreement to the terms and conditions of this Agreement as required by your Employment Agreement.

By your signature below, you agree to the following terms and conditions:

1. End of Employment. Your employment with the Company will end effective at the close of business on November , 2 013. You acknowledge that you have received your final paycheck, which includes payment for services through such date. You have received all wages, compensation and monies on account of benefits owed to you by virtue of your employment with the Company or termination thereof. If applicable, information regarding your right to elect COBRA coverage will be sent to you via separate letter.

You are not eligible for any other payments or benefits by virtue of your employment with the Company or termination thereof, except for those expressly described in this Agreement. You will not receive the severance pay and benefits described in Section 2 of this Agreement if you (i) do not sign this Agreement and return it to the Company by the stated due date, or (ii) rescind this Agreement after signing it.

2. Change of Control Compensation. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, in accordance with your Employment Agreement, the Company agrees to issue to you

3,860,401 shares (the "Bonus Shares") of the Company's common stock, par value $0.001 per share, which shall represent the Company's entire obligation to pay to you a "Change of Control Bonus" in accordance with your Employment Agreement. It is understood that the number of Bonus Shares described in the preceding sentence is prior to giving effect to a proposed I-for-50 reverse split of the Company's common stock that is anticipated to be effected immediately prior to the consummation of the transactions described in the Merger Agreement (the "Reverse Split"). Accordingly, you understand that the actual stock certificate representing the Bonus Shares may reflect a reduced number of shares so as to appropriately reflect the effect of the Reverse Split. The Company shall issue to you the Bonus Shares no later than the sixtieth (60th) day following the date you received this Agreement, and only provided that you do not rescind your release in accordance with Section 5, below. Upon receipt of the Bonus Shares described in this Section 2, you acknowledge and agree that you will have received all pay and benefits owing to you under your Employment Agreement.

3. Release of Claims. Specifically in consideration of the Bonus Shares described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a. Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California (see Section 3.f. below), you hereby do release and forever discharge the "Released Parties" (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney's fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with the Company, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, compensation, deferred compensation, vacation pay, equity rights (including all rights to stock options granted to you under the Company's 2005 Stock Option Plan, as amended, and all rights to any other stock options to acquire the Company's common stock (whether granted pursuant to any stock or equity incentive plan or otherwise), other paid time off, separation payor benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the California Constitution, the California Fair Employment and Housing Act, Cal. Gov't Code

§ 12900 et seq., California Family Rights Act, Cal. Gov't Code § 12945.1, et seq., the California

Unruh Civil Rights Act, Cal. Civ. Code §§ 51-54.3, California Discrimination in Payment on Basis of Sex, Cal. Lab. Code §§ 1197.5, 1199 and 1199.5, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. §

2601 et ~., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et seq., the

Sarbanes-Oxley Act of 2002, any waivable claim arising under California codes, and any claim for retaliation, harassment or discrimination based on sex, pregnancy, race, color, religion, creed, age, national origin, ancestry, disability (physical or mental), marital status, sexual orientation or affectional preference, genetic information, military status or discharge, or other protected class, or sexual or other harassment. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with the Company.

c. If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments and benefits described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d. You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with the Company, (2) any rights or claims that may arise after the Agreement is signed, (3) the right to receive the compensation, including the Bonus Shares, specifically promised to you under Section 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have under workers compensation laws, (6) any rights you have under state unemployment compensation benefits laws, (7) the right to file a charge with a governmental agency such as the Equal Employment Opportunity Commission ("EEOC"), although, as noted above, you waive, and agree not to take, any award of money or other damages if you file such a charge or have a charge filed on your behalf, (8) the right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by a governmental agency, including the EEOC, or (9) any rights you have under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

e. The "Released Parties," as used in this Agreement, shall mean Nile Therapeutics, Inc. and its parent, subsidiaries, divisions, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities.

f. Waiver of Section 1542 Rights. Except as set forth in this Agreement, you understand and agree that this Release SHALL APPL Y TO ALL UNKNOWN OR

UNANTICIPATED CLAIMS, ACTIONS OR DEMANDS OF ANY KIND WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH YOUR EMPLOYMENT BY THE COMPANY OR THE TERMINATION OF THAT EMPLOYMENT, AS WELL AS THOSE KNOWN AND ANTICIPATED. You hereby waive any and all rights under Section 1542 of the Civil Code of the State of California and irrevocably and unconditionally release and forever discharge the Company from and with respect to all claims described in Section 3 of this Agreement. Section 1542 has been duly explained to you and reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You further acknowledge that you are aware that you may hereafter discover facts in addition to or different from those you know or believe to be true with respect to the disputes that are resolved by this separation agreement and release, but that it is your intention to fully, finally, and forever release all claims related to those disputes, whether or not you know about them.

4. Notice of Right to Consult Attorney and Forty-Five (45) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that the Company has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to forty-five (45) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. You have the right, if you choose, to sign this Agreement prior to the expiration of the forty-five (45) day period.

5. Notification of Rights under the Federal Age Discrimination in Employment Act (29

U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. In order to be effective, the rescission must (a) be in writing; (b) delivered to Chief Executive Officer, Capricor Therapeutics, Inc. (f/k/a Nile Therapeutics, Inc.), 8840 Wilshire Blvd., 2nd Floor, Beverly Hills, CA 90211 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to the Company's Chief Executive Officer, as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 5, the Company will have no obligation to provide you the payments and other consideration described in Section 2 of this Agreement and you will be obligated to return promptly to the Company any payment(s) and other consideration already received in connection with Section 2 of this Agreement.

6. Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, the Company are the sole property of the Company. You agree and represent that you have returned to the Company all of its property, including but not limited to, all documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of the Company.

7. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company or you of any liability or unlawful conduct whatsoever. The Company and you specifically deny any liability or unlawful conduct.

8. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of the Company. The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

9. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

10. Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of California.

11. Full Agreement. This Agreement contains the full agreement between you and the Released Parties and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, including your Employment Agreement. Notwithstanding the foregoing, if you have previously signed an agreement or agreements with the Company containing confidentiality, trade secret, nondisparagement, nonsolicitation, inventions, and/or similar provisions, your obligations under such agreement(s) shall continue in full force and effect according to their terms and will survive the termination of your employment.

12. Counterparts. This Agreement may be executed by facsimile or PDF transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

13. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3 and the Memorandum attached hereto, and understand that the release of claims is a full and final release of all claims you may have against the Company and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

The deadline for accepting this Agreement is 5:00 p.m. on the 46th calendar day following your receipt of this Agreement. If not accepted by such time, the offer contained herein will expire.

After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to me no later than 5:00 p.m. on the 46th calendar day following your receipt of this Agreement. Please keep a copy for your records.

[signature page follows]

We thank you for your service to Nile and wish you all the best.

Sincerely,

Nile Therapeutics, Inc.

/s/ Daron Evans

DaronEvans

Chief Financial Officer

Enclosure (OWBPA Memorandum)

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Darlene Horton, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation Agreement and Release.
•	I have read this Separation Agreement and Release carefully.
•	I understand and agree to all of the terms of the Separation Agreement and Release.
•	I am knowingly and voluntarily releasing my claims against the Company and the other persons and entities defined as the Released Parties.
•	I have not, in signing this Agreement, relied upon any statements or explanations made by the Company except as for those specifically set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.
•	I am signing this Separation Agreement and Release on or after my last day of employment with the Company.

Accepted this 15th day of November, 2013.

/s/ Darlene Horton

Darlene Horton

MEMORANDUM

The Older Workers Benefit Protection Act is a federal law that requires certain information be provided to employees who are age 40 or older and are part of an exit incentive or other employment termination program. For that reason, you are being given this memo.

1. Persons Covered. The decisional unit that the Company considered in deciding who to terminate as a result of the closing of the transactions contemplated by the Agreement and plan of Merger dated July 7, 2013, as amended, among the Company, Capricor, Inc. and Bovet Merger Corp. and offer severance pay and benefits in accordance with their applicable agreements was the President & Chief Executive Officer and Chief Financial Officer of the Company.

2. Eligibility Factors. To be eligible for consideration for severance pay and benefits, an individual must have been selected for termination by the Company from the decisional unit described above. The Company considered the following factors when making termination decisions: position held.

3. Time Limits. Severance pay and benefits are being made available upon termination of employment to those employees as indicated on the attached Exhibit A. You will have 45 days from the day you receive the Separation Agreement and Release ("Agreement") accompanying this Memorandum to consider whether the Agreement is acceptable to you and to accept or reject it. If you accept the Agreement you will, from the date you sign it, have seven days to rescind your release of federal Age Discrimination in Employment Act claims.

4. Job Titles and Ages. The job titles and ages of all individuals who have been selected for termination and offered severance pay and benefits are listed in the attached Exhibit A. The job titles and ages of all individuals in the decisional unit who were not selected for termination are listed in the attached Exhibit B. Note: Ages were determined as of November 15,2013.

Exhibit A

The following is a listing of the ages and job titles of employees in the decisional unit who were selected for termination and offered severance pay and benefits per their applicable agreement, for signing a release.

TITLE	AGE

President & Chief Executive Officer	51
Chief Financial Officer	40

Exhibit B

The following is a listing of the ages and job titles of employees in the decisional unit who were not selected for termination.

TITLE AGE

None.